Exhibit 3.193

WK-214197

Certificate Of Incorporation

*I, **MELANIE E. RIVERS-WOODS** Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by*

RCI INTERNATIONAL, INC.

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 15th day of July Two Thousand Eight

Given under my hand and Seal at George Town in the Island of Grand Cayman this 15th day of July Two Thousand Eight

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Assistant Registrar of Companies,
Cayman Islands.